Exhibit 23.2

                          CONSENT OF PETROLEUM ENGINEER


I consent to the use in this Form 10-KSB of my report dated July 18, 2005 on the interest of VTEX Energy, Inc. in certain wells in Bateman Lake Field, St. Mary Parish, Louisiana and in Samedan (Frio) Field, Kleberg County, Texas effective May 1, 2005, and to references to myself as a petroleum engineering expert.



/s/  D. Raymond Perry, Jr., Petroleum Engineer


Houston, Texas-
August 15, 2005